Exhibit 2.1

PRIVATE AND CONFIDENTIAL

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (“Agreement”) is made effective as of July 26, 2024 (the “Effective Date”) by and among Bollinger Motors, Inc., a Delaware corporation (the “Company”), and Mullen Automotive, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, 467,869 shares (the “Company Shares”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), representing 33.37% of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents), on and subject to the terms and conditions of this Agreement; and the Purchaser desires to reserve the right to purchase from the Company, and the Company desires to grant the Purchaser the right to purchase from the Company, up to 439,347 shares of Common Stock (in addition to and separate from the Company Shares) (the “Additional Shares”), representing 23.56% of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents and the issuance of the Company Shares), and

WHEREAS, in connection with the transactions contemplated hereby, (i) the Company amended its Certificate of Incorporation (as so amended, hereinafter referred to as the “Certificate of Incorporation”) to increase the number of authorized shares to 2,000,000, and (ii) the Company’s stockholders, other than the Purchaser, who are a party (in the first instance or by joinder or exercise of Company Options thereafter) to that certain Amended and Restated Stockholders Agreement dated as of September 7, 2022, by and among the Company, the Purchaser, and the Persons party thereto (the “SHA”) have delivered to the Company and the Purchaser duly executed waivers to any and all rights and obligations of the Company and any such stockholder arising under Article III (Pre-emptive Rights) in the SHA with respect to the issuance of Company Shares and Additional Shares, if any, hereunder.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

1 Authorization and Sale of Common Stock.

1.1 Authorization of Common Stock. The Company has duly authorized the sale and issuance of the Company Shares and the Additional Shares to Purchaser.

1.2 Sale of Common Stock. Subject to the terms and conditions of this Agreement, beginning at the Closing (as defined below), the Company shall, in accordance with Section 1.3, sell and issue to the Purchaser, and the Purchaser shall purchase from the Company, the Company Shares at an aggregate purchase price of an amount equal to $36,100,772 (the “Purchase Price”), payable in accordance with Section 1.3.

1.3 Payment to the Company.

(a) Payment at Closing. On the Closing, the Purchaser will pay $2,550,000 to the Company, and the Company shall issue to the Purchaser 33,048 Company Shares.

(b) Installment Payments. After the Closing and subject to Section 1.3(c), the Purchaser will pay $ $33,550,772 to the Company in accordance with the following:

i.	By making one or more installment payments (each such payment, including the final payment specified in Section 1.3(b)ii hereof, an “Installment Payment”) in amount equal to the (x) Share Price (as defined below) multiplied by (y) the number of Company Shares specified by the Company in a written notice to the Purchaser delivered at least one week prior to the delivery date for such Company Shares (the “Installment Issuance Date”), at which time the Company shall issue the relevant number of Company Shares to the Purchaser; and

ii.	To the extent that fewer than 434,821 Company Shares (the “Total Share Amount”) have been issued pursuant to the preceding clause hereof (and that the Purchaser has not yet completed an Installment Payment in respect of any such Company Shares) by January 27, 2025 (the “Relevant Date”), then, in February 2025, the Purchaser shall pay the (x) Share Price multiplied by (y) the number of Company Shares representing the difference between the Total Share Amount and such lesser number of Company Shares issued by the Company to the Purchaser pursuant to the preceding clause hereof through the Relevant Date (the “Remaining Shares”), at which time the Company shall issue the Remaining Shares.

(c) Purchaser Financing. Notwithstanding anything to the contrary in this Agreement, Installment Payments shall be made only to the extent that (A) proceeds have been received from (x) that certain Securities Purchase Agreement dated as of May 14, 2024 by and between the Purchaser and the investors party thereto, (y) that certain Commitment Letter Agreement dated as of May 14, 2024 (and any related Senior Secured Convertible Notes and Warrants) by and between the Purchaser and Esousa Holdings, LLC, or (z) any other source of financing entered into by the Purchaser, and (B) the Purchaser designated such proceeds for such purpose (such financings being collectively referred to hereinafter as the “Financings”).

1.4 Additional Sale of Common Stock. Notwithstanding anything to the contrary herein, the Company shall sell the Additional Shares as follows:

(a) within two (2) Business Days following delivery at any time during the eighteen (18) month period following the Effective Date by the Purchaser of written notice to the Company specifying the number of Additional Shares to be sold to the Purchaser to purchase at a price of $77.16 per share (the “Share Price”);

(b) during the thirty-six (36) month period following the Effective Date, the Purchaser shall have the right to purchase up to 100% of the total number of shares of Common Stock subject to any Committed Third Party Financing (as defined below) at a purchase price that is 75% of the purchase price offered in such Committed Third Party Financing and otherwise on the same terms and conditions provided for in the Committed Third Party Financing. Upon receipt by the Company from a third party of an arm’s-length bona fide offer that is not subject to any contingencies and for which such third party has fully and irrevocably committed, in the opinion of the Company’s Board, to purchase the Common Stock, equivalents or other securities of the Company (a “Committed Third Party Financing”), the Company shall deliver no later than one (1) Business Day after receipt thereof to the Purchaser a written notice (the “Third Party Financing Notice”) that shall describe in reasonable detail the proposed terms of such Committed Third Party Financing, the total amount intended to be raised thereunder and the persons through or with whom such transaction is proposed to be effected, and which shall include an inquiry as to whether the Purchaser is willing to participate and at what percentage of the total number of shares of Common Stock proposed to be issued, and shall include a term sheet or similar document relating thereto as an attachment. If the Purchaser desires to participate in such Committed Third Party Financing, the Purchaser must provide written notice to the Company within ten (10) Business Day of receipt of the Third Party Financing Notice that the Purchaser is willing to participate in the Committed Third Party Financing and the maximum percentage for which the Purchaser would be willing to participate. The third party may only participate in the Committed Third Party Financing to the extent that the Company does not elect to purchase 100% of the total number of shares of Common Stock included in the Third Party Financing Notice (e.g., if the Purchaser elects to purchase 80% of the number of shares of Common Stock, then the third party would be permitted to acquire up to 20% of the number of shares of Common Stock to be issued pursuant to the Committed Third Party Financing). The Purchaser’s election not to participate in any Committed Third Party Financing shall not waive the Purchaser’s rights to participate in future Committed Third Party Financings; and

(c) in each case of Sections 1.4(a) and (b), the number of shares of Common Stock shall be adjusted from time to time for stock splits, capitalizations, and similar corporate events, if any.

1.5 Proceeds. Proceeds from the sale of the Company Shares and the Additional Shares will be used for capital expenditure, working capital, and general corporate purposes; provided that the Company shall not make any of the following expenditures that are not specifically included in a Board approved budget without separate approval of the Board: (i) change the compensation of the executive officers of the Company outside of cost of living adjustments offered to all employees, or (ii) payments to an Affiliate of the Company, any executive officer or Board member; provided further that any expenditures outside the ordinary course of business shall require the approval of the Board of Directors of the Company.

1.6 Certain Definitions. In addition to the terms otherwise defined herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Accounting Firm” means an independent nationally recognized accounting firm mutually selected and engaged by the Parties, or, if the Parties are unable to agree upon such firm, then any party may request that the American Arbitration Association select such firm and the parties shall engage such firm to serve as the Accounting Firm.

(b) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(c) “Business” means (i) the design, manufacturing and distribution of electric vehicles with at least four wheels, whether for the commercial or individual market, including, but not limited to, vehicle software and systems, manufacturing technology, vehicle platforms, and batteries or battery-related technology, including, but not limited to, batteries used for vehicles or other electrical storage; and (ii) any other potential business opportunities contemplated by the Company twelve (12) months prior to the Closing Date.

(d) “Business Day” means any day of the year on which national banking institutions in New York, NY are open to the public for conducting business and are not required or authorized to close, expressly excluding Saturday and Sunday.

(e) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116–136 and any administrative or other guidance (including Internal Revenue Service Notice 2020-22) published with respect thereto by any governmental authority, or any other law or executive order or executive memo intended to address the consequences of COVID-19 (or any similar provisions of state, local or foreign law).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization, Good Standing, Corporate Power, and Qualification), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.7 (Broker’s Fees) and 3.8 (Valid Issuance of Shares).

(h) “Company Intellectual Property” means all Intellectual Property owned by the Company or used by the Company as is necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted. The Company Intellectual Property includes all Intellectual Property disclosed on Section 3.11 of the Disclosure Schedule.

(i) “Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

(j) “Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business, paid in a manner consistent with industry practice and reflected as a current liability in the Financial Statements), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) off-balance sheet financing of the Company in existence immediately prior to the Closing, (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) of any other Person secured by any lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

(k) “Employee Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) other material benefit and compensation plan, policy, program, practice, arrangement or agreement, including pension, profit- sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other material employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, sponsored or maintained by the Company.

(l) “Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, or other enterprise, organization or entity, and each of its successors.

(m) “Fraud” means actual and intentional common law fraud, as defined under the laws of the State of Delaware.

(n) “GAAP” means generally accepted accounting principles in the United States.

(o) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

(p) “Intellectual Property” means all registered and unregistered patents, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and licenses in, to, and under any of the foregoing.

(q) “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact after reasonable inquiry. For purposes of “Knowledge” of the Company, “Knowledge” shall mean the Knowledge of Robert Bollinger and Siva Kumar. For purposes of “Knowledge” of Purchaser, “Knowledge” shall mean the Knowledge of David Michery and Jonathan New.

(r) “Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

(s) “Losses” means any loss, Tax, damage, liability, cost, interest, penalty or reasonable out-of-pocket expense, including reasonable attorneys’ fees and disbursements.

(t) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company, provided that, the foregoing shall not take into effect any of the following: (i) changes affecting the economies of or financial, credit or capital market conditions anywhere in the world in which the Company operates, to the extent such changes do not adversely affect the Company, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company operates; (ii) changes in the industries in which the Company operates, to the extent such changes do not adversely affect the Company, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company operates, (iii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company operates, (iv) changes in or the implementation of any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental agency or GAAP (or, in each case, the interpretation thereof), (v) changes in tax rates or the implementation of new taxes, or (vi) the execution and delivery of the Agreement, the announcement of the Agreement or the transactions contemplated hereby, or the performance of the Agreement and the transactions contemplated hereby.

(u) “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

(v) “Patents” means provisionals, non-provisionals, continuations, divisions, continuations-in-part, extensions, re-examinations, inter partes review applications, post grant review applications, covered business method applications, applications claiming or providing priority thereto, applications based on any inventions disclosed in any of the above, applications claiming priority to any of the above, and all certificates and patents issued therefrom.

(w) “Permitted Encumbrance” means: (a) any liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Financial Statements; (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Purchaser, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Purchaser, as applicable, in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

(x) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(y) “Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

(z) “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Article 4.

(aa) “Restricted Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company engaged in Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state within the United States of America in which the Company is engaged in Business prior to the Closing Date.

(bb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cc) “Straddle Period” means any taxable period that begins prior to the Closing Date and ends after the Closing Date.

(dd) “Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Contract or otherwise and including any liability as a result of being a member of a consolidated, combined, affiliated, unitary or similar group for Tax purposes.

(ee) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ff) “Transaction Agreements” means this Agreement and the other documents and agreements to be executed and delivered pursuant hereto or in connection with the transactions contemplated hereby.

1.7 Withholding. The Purchaser or any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld with respect to such Selling Stockholder; provided, however, that such withholding agent shall use commercially reasonable efforts to, with at least fifteen (15) days’ advance notice, notify the payee of its intention to deduct and withhold such amounts and the reason therefor, and such parties shall cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding in accordance with applicable Law. To the extent that any amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, the parties agree that no amount payable hereunder will be treated as a compensatory amount.

2 The Closing. The consummation of the purchase and sale of the Company Shares pursuant to this Agreement shall take place remotely via the exchange of documents and signatures, on the Effective Date, or at such other time and place upon which the Company and the Purchaser mutually agree, orally or in writing (which time and place are designated as the “Closing”). The date of the Closing is hereinafter referred to as the “Closing Date.” In connection with each Installment Payment under Section 1.3(a) or Section 1.3(b), the Company shall deliver to the Purchaser a duly signed share certificate representing the relevant number of Company Shares registered in such Purchaser’s name and shall update its books, records and/or share register to reflect the issuance of such Company Shares to the Purchaser.

3 Representations of the Company. The Company hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of the Closing Date, except as otherwise indicated.

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company.

3.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of 2,000,000 shares of Common Stock of the Company (“Common Stock”), 888,580 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) None of the outstanding Company Options or shares of Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance, right of repurchase or forfeiture, subscription right or any similar right and none of the outstanding shares of Common Stock is subject to any right of first refusal in favor of the Company. Except as set forth in the SHA, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Stock or other securities. All holders of record of Common Stock have good and indefeasible title to all of the Common Stock they hold. After the issuance of the Company Shares and the Additional Shares to the Purchaser, Purchaser will have good and marketable title to such Common Stock.

(c) The Company has reserved 70,031 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Bollinger Motors, Inc. Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, (i) no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 24,485 shares of Common Stock (“Company Options”) have been granted and are currently outstanding, (ii) options to purchase 2,807 shares were issued and have been exercised and are reflected in the issued and outstanding shares described in Section 3.2(a) above, and (iii) 42,729 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(d) Except for the Stock Plan, including the Company Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) After giving effect to the issuance of all Company Shares contemplated to be issued under Section 1.3(a) and 1.3(b) (excluding, for the avoidance of doubt, the issuance and purchase of Additional Shares, if any), the Purchaser shall have acquired hereunder 35.13% of the applicable equity ownership interests in the Company on a fully-diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents at or prior to such closings).

3.3 Subsidiaries. The Company does not have any subsidiaries.

3.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter the Transaction Agreements to which it is a party, and to issue the Company Shares at the Closing (and the Additional Shares, if any, upon such a sale), has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Non-contravention; Consents. Neither the execution and the delivery of this Agreement nor the ancillary agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company is subject, (ii) violate or conflict with any provision of the organizational documents of the Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets). The Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement, or (ii) the consummation of the Transaction Agreements.

3.6 Broker’s Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.7 Absence of Changes. Between the date of the Financial Statements and the date of this Agreement, the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Material Adverse Effect.

3.8 Valid Issuance of Shares. The Company Shares and the Additional Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions, if any, on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4, the Company Shares (and, if applicable, the Additional Shares) will be issued in compliance with all applicable federal and state securities laws.

3.9 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

3.10 Litigation. The Company is not engaged in or a party to or, to the Knowledge of the Company, threatened with any complaint, charge, proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and the Company has not received written or, to the Knowledge of the Company, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement.

3.11 Intellectual Property.

(a) The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any Intellectual Property rights of any other Person that would reasonably be likely to result in any material liability to the Company.

(b) To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other party. The Company currently owns or has the right to use the Intellectual Property necessary to conduct its business as it is presently conducted.

(c) To the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating any Company Intellectual Property. The Company has no unresolved claim, action, suit, proceeding, arbitration, complaint, charge or investigation against any Person or any Person’s product, application, or registration in relation to any such infringement, misappropriation, or other violation of Company Intellectual Property.

(d) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(e) To the Company’s Knowledge, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(f) Each employee and consultant has assigned and has agreed to assign to the Company Intellectual Property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all Intellectual Property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.

(g) The Company owns and possesses the Company Intellectual Property. Each item of Company Intellectual Property owned by or used by the Company immediately before the Closing Date will be owned by or available to be used by the Company immediately after the Closing Date on identical terms and conditions as owned by or used by the Company immediately before the Closing.

(h) To the Knowledge of the Company, no current or former employee or consultant has entered into any contract or other agreement that conflicts in any way with the ability of the current or former employee or consultant to assign or agree to assign the current or former employee’s or consultant’s rights in Intellectual Property to the Company.

(i) Except as set forth in Section 3.11(i) of the Disclosure Schedule, the Company is not aware of any assertions or disputes regarding the validity, enforceability, inventorship, priority, or ownership, of the Intellectual Property rights. The Patents owned by the Company are being prosecuted in a commercially reasonable and diligent manner, and all inventors are cooperating with the Company pursuant to their employment and/or consulting agreements with the Company.

(j) The Company believes it has taken all commercially reasonable efforts to preserve and protect Company Intellectual Property including protecting the confidentiality of all trade secrets of the Company, and any use by and disclosure to any Person has been pursuant to the terms of a written agreement between such Person and the Company that protects the Company’s Intellectual Property, including protecting the confidentiality of all trade secrets. To the Company’s Knowledge, no Person has breached any such agreement.

3.12 Compliance with Other Instruments. The Company is not in material violation or default (i) of any provisions of the SHA, its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree to which it is a party or bound, (iii) under any note, indenture or mortgage to which it is a party or bound, or (iv) under any material lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would be material to the business. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.13 Property.

(a) The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, the Company is in compliance, in all material respects, with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

(b) Section 3.13(b) of the Disclosure Schedule sets forth an accurate, correct, and complete list of all real property leased or subleased by the Company (collectively, the “Leased Real Estate”), including identification of the lease or sublease, street address, and a list of contracts, agreements, leases, subleases, options, and commitments, oral or written, affecting such real estate or any interest therein to which the Company is a party or by which any of its interests in real property is bound (collectively, the “Real Estate Leases”). The Company has made available to the Purchaser accurate, correct, and complete copy of the Real Estate Leases. With respect to each Real Estate Lease: (i) the Company is in peaceable possession of the Leased Real Estate; (ii) except as set forth in Section 3.13(b) of the Disclosure Schedule the Company is the sole present holder of all of the lessee’s interest in the Real Estate Lease and the Company has not transferred or encumbered its interest in the Leased Real Estate or the Real Estate Lease or sublet the Leased Real Estate; (iii) the Real Estate Lease is legally valid and binding and in full force and effect, and is in good standing and there are no defaults on the part of the Company or, to the Knowledge of the Company, the other party under the Real Estate Lease, and no event has occurred which would give rise to a default after notice or expiration of a cure period; (iv) the Real Estate Lease is a complete statement of the agreement of the parties with respect to the leasing of the Leased Real Estate; and (v) there have been no modifications or amendments to the Real Estate Lease except as set forth in Section 3.13(b) of the Disclosure Schedule. The Leased Real Estate is served by all utilities necessary for the operation thereof, and such utilities are adequate with respect to service and capacity for the operation thereof. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the structures and the improvements on the Leased Real Estate, including without limitation, the roof, and the HVAC, plumbing, drainage, electrical and mechanical systems, are in good operating condition and repair in accordance with industry standards and good business practice, free of structural defects, and the Leased Real Property is in compliance with all applicable zoning, building, health, fire, use or similar statutes, codes and other laws, ordinances, codes, rules and regulations. No work has been performed or is in progress at, and no materials have been furnished to, the Leased Real Property by or on behalf of the Company or which will not be paid for as of the Closing Date and therefore might give rise to liens against the Leased Real Property. The Leased Real Property constitutes all interests in real property currently owned, leased, used or occupied in connection with the business of the Company.

3.14 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Financial Statements; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. Machinery, equipment and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.15 Financial Statements. The Company has made available to the Purchaser its unaudited financial statements as of and for (i) the four month period ended April 30, 2024 (the “Balance Sheet Date”) and (ii) the subsequent one month period ended May 31, 2024, as estimated in good faith by the Company (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

3.16 Debt. The Company does not have any Debt. The Company has no outstanding obligations for any Debt incurred pursuant to the Paycheck Protection Program administered by the Small Business Administration in response to the COVID-19 pandemic, or otherwise.

3.17 Certain Business Relationships with the Company. No officer or director of the Company nor any of the Affiliates of any of the foregoing (other than the Company):

(a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 3% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Company;

(c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(d) is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company; or

(e) has received from or furnished to the Company any goods or services since the most recent fiscal year end or is involved in any business relationship with the Company.

3.18 Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company, or the current or former officers, managers or directors of the Company which restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company.

3.19 Employee Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a complete and accurate list of all of the employees of the Company (“Company Employees”), which list is current as of the date herein, describing for each such Company Employee: (i) the position held; (ii) date of hire; (iii) whether paid on a salary, hourly or commission basis; (iv) regular hourly wage, annual salary or commission rate, as applicable; (v) full or part-time status; and (vi) the Company Options granted.

(b) Section 3.19(b) of the Disclosure Schedules contains a complete and accurate list of all the current independent contractors of the Company with open purchase orders (“Contingent Workers”), which list is current as of the date herein and provides for each such Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.

(c) To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(d) To the Company’s Knowledge, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(e) The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and has complied in all material respects with all applicable laws for each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to. For each Employee Plan, Company has provided or made available to Buyer, in each case, if any: (i) copies of the plan document (including all amendments thereto) with respect to such Employee Plan, (or, if such Employee Plan is not reduced to writing, a summary of the material terms of such Employee Plan); (ii) any documents relating to funding arrangements (including trust agreements and insurance policies); (iii) the most recent summary plan description; (iv) the three (3) most recent Form 5500 Annual Reports and all attachments thereto (including audited financial statements) filed with the Internal Revenue Service; (v) the most recent determination letter or pre-approved plan advisory or opinion letter, if any, issued by the Internal Revenue Service; (vi) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable); (vii) annual funding notices, audited financial statements and actuarial valuations and reports for the last three (3) completed plan years; and (viii) any material non-routine correspondence with any Governmental Authority within the past six (6) years concerning such Employee Plan.

(f) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority or self-regulatory organization relating to employees or employment practices. Within the past four years prior to the Agreement Date, neither the Company nor any of its respective executive officers has received any written notice of intent by any Governmental Authority or self-regulatory organization responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to the Company and, to the Company’s Knowledge, no such investigation is in progress.

(g) Except as set forth on Section 3.19(g) of the Disclosure Schedule: (i) the Company is in compliance, and has at all times been in compliance, in all material respects with all applicable Laws relating to labor, and employment matters including, without limitation, Laws concerning fair employment practices, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors or employees, background checks and wages and hours; (ii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or to the Company’s Knowledge threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; and (iii) the Company is not, or within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(h) All employees of the Company and each independent contractor of the Company are legally entitled to work in the United States. The Company maintains an accurate and complete Form I-9 for each of its current employees.

(i) The Company is not a party to any Contract, agreement, or arrangement with any employee that (i) restricts the right of the Company to terminate the employment of such employee without cause or without a specified notice period, or (ii) obligates the Company to pay severance or pay or accelerate any similar payments (including acceleration of equity) or benefits to such employee upon termination of such employee’s employment with the Company, in each case except as required by Applicable Law.

(j) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, in the past three (3) years, no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no, and during the past three (3) years, there has been no strike, work stoppage, slowdown or other material concerted interference with normal operations, or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(k) None of the executive officers or management employees of the Company have indicated to the Company, that they intend to resign or retire as a result of the transactions contemplated by this Agreement.

(l) The Company has not, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state (the “WARN Act”), local or foreign Law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company.

(m) To the Company’s Knowledge, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

(n) To the Company’s Knowledge, within the last three (3) years: (i) no Company Employee or Contingent Worker has made any allegation of sexual harassment against the Company or against any Company Employee; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Company Employee or Contingent Worker. To the Company’s Knowledge, there is no, and during the last three (3) years there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker within the same reporting structure on the other hand.

3.20 Tax Matters. The Company has timely filed all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in material compliance with all applicable laws and regulations and is complete and correct in all respects. There are no material Taxes due and payable by the Company (whether or not shown on any Tax Return) which have not been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company’s Common Stock or any of the assets of the Company. Since December 31, 2020, (i) there have been no examinations or audits of any Tax Returns of the Company any applicable federal, state, local or foreign governmental agency or other taxing authority; and (ii) no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that such the Company is or may be subject to taxation by that jurisdiction. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year and the Company is not currently a beneficiary of any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency. No power of attorney granted by the Company with respect to any Taxes is currently in force. All material Taxes that are required to be withheld or collected by the Company, including Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors, stockholders or other Persons, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. The Company (i) is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business and the primary purpose of which is unrelated to Tax), (ii) has not been a member of any affiliated, combined, consolidated, unitary or other group for Tax purposes, except to the extent that the Company has been the common parent, and (iii) is not liable for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes). The Company has not (i) been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code during the two-year period ending on the date hereof, or (ii) participated in any listed transactions under Treasury Regulations Section 1.6011- 4(b)(2) and its predecessors (including any applicable administrative authority). The Company is, and at all times since formation has been, properly treated as an association taxable as a corporation for U.S. federal income Tax purposes. The Company will not be required to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of the cash method, modified cash method, or modified accrual method or an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iv) any installment sale or open transaction disposition made on or before the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) in existence prior to the Closing Date, or (vi) the receipt of any prepaid revenue on or before the Closing Date or deferred revenue realized on or before the Closing Date. The Company has properly collected and remitted all material amounts of sales and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in any country other than the United States. The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, or (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, (i) this Section 3.20 and Section 3.19 contain the sole and exclusive representations and warranties relating to Tax matters; (ii) no other representation or warranty set forth herein shall be read or construed to address Tax matters; and (iii) no representation or warranty is made with respect to any Tax asset or the Tax basis of any asset; and (iv) no representation or warranty set forth in this Section 3.20 and Section 3.19 shall have any force and effect with respect to any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

3.21 Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies similar to the Company, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, except as set forth on Section 3.21 of the Disclosure Schedule, the Company has not received any written notice regarding any actual or threatened: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

3.22 Undisclosed Liabilities. The Company does not have any Debt or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Financial Statements, (b) were incurred subsequent to the most recent fiscal month end in the ordinary course of business, (c) result from the obligations of the Company under this Agreement or the ancillary agreements.

3.23 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.24 Environmental and Safety Laws. (a) the Company is and has been in compliance in all material respects with all Environmental Laws; (b) the Company has obtained and is compliance in all material respects with all permits, licenses, approvals and other authorizations that are required pursuant to Environmental Law for the occupation of the facilities of the Company and the operation of the business of the Company and there is no action pending or threatened to revoke, terminate, cancel or modify any such permits, licenses, approvals and other authorizations; (c) there has been no release or to the Company’s Knowledge threatened release of any Hazardous Substances on, upon, into or from any site currently or, to the Company’s Knowledge, heretofore owned, leased or otherwise used by the Company in material violation of Environmental Law or in quantities, concentrations or conditions that could give rise to a material liability under Environmental Law; (d) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (e) the Company has not received any written notice, complaint, suit, order, citation, demand or claim that is outstanding or unresolved alleging that it is not or may not be in compliance with any Environmental Laws or has or may have a liability under any Environmental Law; (f) the Company has not used, treated, stored, manufactured, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility, in the case of each of the foregoing, in material violation of Environmental Law or in a manner that would give rise to a material liability pursuant to any Environmental Law; (g) the Company has provided to Purchaser copies of all material environmental studies, environmental reports, environmental assessments and environmental audits pertaining to the compliance by the Company with Environmental Laws and the environmental condition of properties or facilities owned or operated by any the Company that are within any Company’s possession or reasonable control; and (h) to the Company’s Knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB- containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Section 3.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, disposal of or exposure to Hazardous Substances and “Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, asbestos in any form, urea formaldehyde foam insulation, PCBs and per- and polyfluoroalkyl substances, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any Environmental Law.

3.25 Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Company Shares. No representation or warranty of the Company contained in this Agreement and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4 Representations of the Purchaser. The Purchaser hereby represents and warrants to the Company that the following representations are true and complete as of the date of the Closing Date, except as otherwise indicated.

4.1 Organization, Good Standing, Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

4.2 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Company Shares (and, if applicable, the Additional Shares) to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Shares (or, if applicable, the Additional Shares). The Purchaser has not been formed for the specific purpose of acquiring the Company Shares (or, if applicable, Additional Shares).

4.4 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Company Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

4.5 Restricted Securities. The Purchaser understands that the Company Shares (and, if applicable, the Additional Shares) have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Company Shares (and, if applicable, the Additional Shares) are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Company Shares (and, if applicable, the Additional Shares) indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Company Shares (or, if applicable, the Additional Shares) for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Company Shares (and, if applicable, the Additional Shares), and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.6 No Public Market. The Purchaser understands that no public market now exists for the Company Shares (or, as applicable, the Additional Shares), and that the Company has made no assurances that a public market will ever exist for the Company Shares (or, as applicable, the Additional Shares).

4.7 Legends. The Purchaser understands that the Company Shares (or, as applicable, the Additional Shares) and any securities issued in respect of or exchange for the Company Shares (or, as applicable, the Additional Shares), may be notated with one or all of the following legends:

“THE COMPANY SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Company Shares (or, as applicable, the Additional Shares) represented by the certificate, instrument, or book entry so legended.

4.8 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.9 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Company Shares (or, as applicable, the Additional Shares).

4.10 Financial Capability. After giving effect to the Financings, the Buyer will have sufficient unrestricted available cash to consummate the transactions contemplated by this Agreement.

4.11 Compliance with Other Instruments. The Purchaser is not in material violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree to which it is a party or bound, (iii) under any note, indenture or mortgage to which it is a party or bound, or (iv) under any material lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) to the Purchaser’s Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Purchaser, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Purchaser or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Purchaser.

4.12 Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5 Tax Matters.

5.1 [Reserved]

5.2 [Reserved]

5.3 Transfer Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby or thereby will be paid by 50% by the Company and 50% by the Purchaser. The Company and the Purchaser will cooperate in good faith to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

6 [INTENTIONALLY OMITTED].

7 [INTENTIONALLY OMITTED].

8 Certain Covenants.

8.1 D&O Indemnity and Insurance. Following the Closing, the Company will maintain and guarantee the existing indemnification arrangements in favor of the existing and any new directors and officers, and for a continuation of the Company’s existing D&O insurance (or the acquisition of a “tail policy” providing equivalent coverage) for a minimum period of two (2) years following the Closing.

8.2 Confidentiality. The Purchaser and the Company are subject to a Mutual Non- Disclosure Agreement (“MNDA”) executed by the Parties on August 1, 2022, and the terms of that MNDA are incorporated into this Agreement by reference. In the case where the terms of the MNDA, that certain Common Stock Purchase Agreement executed by the Parties on September 7, 2022 (which itself incorporates the MNDA), and this Agreement might conflict, the terms of this Agreement shall supersede. In addition, the Parties agree not to disclose the subject or terms of this Agreement without the mutual consent of both parties, except as otherwise required by applicable law and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the stock exchange on which the Purchaser’s securities are traded.

(a) The Company acknowledges that the Purchaser will be required by law to publicly announce the Closing of the transactions contemplated herein and will be required to disclose the Closing of the transactions contemplated herein in a Form 8-K to be filed with the SEC on EDGAR.

(b) In any such case where the Purchaser is required to make a public announcement under this Section 8, the parties shall reasonably agree as to the form and substance of the press releases, including, but not limited to, the description of the Company.

(c) In any such case where the Purchaser is required to file a Form 8-K with the SEC under this Section 8, Purchaser shall provide to the Company a courtesy copy of the Form 8-K to be filed prior to making such filing.

9 Survival and Indemnification.

9.1 Indemnification by the Company.

(a) Subject to the limitations set forth in this Article 9, (i) the Purchaser and its respective representatives and Affiliates other than the Company (each, a “Purchaser Indemnified Person”) shall be indemnified and held harmless by the Company from, against and in respect of any and all actions liabilities, governmental orders, encumbrances, claims, losses, damages, bonds, dues, assessments, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”) incurred or suffered by the Purchaser Indemnified Person, arising out of or relating to (without duplication):

(i) any breach of, or inaccuracy in, any representation or warranty made by the Company in (A) this Agreement, (B) any Transaction Agreement executed by the Company or (C) any schedule or certificate delivered by the Company pursuant to this Agreement or any Transaction Agreement;

(ii) any breach or violation of any covenant or agreement of the Company (solely with respect to any acts or omissions by the Company in connection with the transactions contemplated in this Agreement but solely with respect to the Company Shares (or, as applicable, the Additional Shares), and solely for the pre-Closing period beginning April 24, 2024 and ending on the Closing Date); or

(iii) any Taxes to be paid by Company in connection with the transactions contemplated herein as set forth in this Agreement.

(b) (i) the Company will have no obligation to indemnify the Purchaser Indemnified Persons pursuant to Section 9.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and to the extent the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Persons exceeds an amount equal to $500,000 (the “Threshold”) (at which point the Company will be obligated to indemnify the Purchaser Indemnified Persons from and against only such Losses which are in excess of $250,000); provided, that the foregoing limitation will not apply to (x) claims for indemnification pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracies in, the Company Fundamental Representations or (y) claims based upon Fraud; and (ii) the Company’s aggregate liability in respect of claims for indemnification pursuant to Section 9.1 will not exceed, in the aggregate, an amount equal to the Purchase Price; provided, the foregoing limitation will not apply to claims based on Fraud.

9.2 Indemnification by Purchaser.

(a) Subject to the limitations set forth in this Section 9, the Purchaser and its respective representatives and Affiliates will indemnify, defend and hold harmless the Company and its respective Affiliates, and representatives and Affiliates (each, a “Company Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Company Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any breach of, or inaccuracy in, any representation or warranty made by Purchaser in (A) this Agreement, (B) any Transaction Agreement executed by Purchaser or (C) any schedule or certificate delivered by Purchaser pursuant to this Agreement or any Transaction Agreement;

(ii) any breach or violation of any covenant or agreement of Purchaser in (A) this Agreement, (B) any Transaction Agreement executed by Purchaser or (C) in any schedule or certificate delivered by Purchaser pursuant to this Agreement or any Transaction Agreement; provided, however, in no event shall the Purchaser and its respective representatives and Affiliates have any indemnification obligation to the Company Indemnified Persons arising out of or related to the breach of Section 1.4 by the Company caused by the Company’s management, to the extent the acts or omissions underlying such breach are not approved by the Company’s Board of Directors; or

(iii) any Taxes to be paid by Purchaser in connection with the transactions contemplated herein as set forth in this Agreement.

(b) (i) Purchaser will not have any obligation to indemnify the Company Indemnified Persons pursuant to Section 9.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and to the extent the aggregate amount of all such Losses incurred or suffered by the Company Indemnified Persons exceeds an amount equal to the Threshold (at which point the Purchaser will be obligated to indemnify the Company Indemnified Persons from and against only such Losses which are in excess of $250,000), provided, that the foregoing limitation will not apply to (x) claims for indemnification pursuant to Section 9.2(a)(i) in respect of breaches of, or inaccuracies in, the Purchaser Fundamental Representations or (y) claims based upon Fraud; and (ii) the Purchaser’s aggregate liability in respect of claims for indemnification pursuant to Section 9.2 will not exceed, in the aggregate, an amount equal to $5,000,000; provided, that the foregoing limitation will not apply to claims which arise out of, or relate to, a breach of Section 1.2 and/or 1.3 by Purchaser or based upon Fraud, which are capped, in the aggregate at the Purchase Price.

9.3 Time for Claims.

(a) No claim may be made or suit instituted seeking indemnification pursuant to (i) Section 9.1(a)(i) or 9.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty or (ii) with respect to any breach or violation of a covenant or agreement in this Agreement, unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the party bringing such claim (the “Indemnified Party”), is provided to the party to be responsible for such claim (the “Indemnifying Party”):

(i) at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any breach of, or inaccuracy in, the Company Fundamental Representations or the Purchaser Fundamental Representations;

(ii) at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any claim or suit based upon Fraud;

(iii) at any time during the twelve (12) month period following the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement;

(iv) at any time during the twelve (12) month period following the Closing Date, in the case of any breach or violation of a covenant or agreement in this Agreement to be performed prior to the Closing; and

(v) at any time during the applicable performance period in the case of any breach or violation of a covenant or agreement in this Agreement to be performed after the Closing.

(b) Claims for indemnification pursuant to any other provision of Sections 9.1 and 9.2 are not subject to the limitations set forth in this Section 9.3.

9.4 Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the assertion of a claim by any third party (a “Third Party Claim”) that may give rise to a claim for Indemnity under this Section 9 (an “Indemnity Claim”) Claim against an Indemnifying Party under this Section 9, the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party that the Indemnifying Party will defend the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the reasonable, out of pocket fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Purchaser Indemnified Persons or Company Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

(d) If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 9.4(b) within thirty (30) calendar days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.4(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 9.4(d), the Indemnifying Party will remain responsible for any and all Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 9.

(e) Purchaser and the Company, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

(f) To the extent the provisions of this Section 9.3 conflict with the provisions of Section 5.4, Section 5.4 shall govern and control.

9.5 Limitations on Liability.

(a) The obligations hereunder of the Company, on the one hand, and Purchaser, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction.

(b) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party, provided that such subrogation could not reasonably be expected to have an adverse effect on the business, affairs, customer or supplier relationships or prospects of the business of Purchaser or the Company. Notwithstanding the foregoing, an Indemnifying Party’s right to seek coverage from any subrogation with respect to insurance carriers shall not be subject to the proviso in the immediately preceding sentence.

(c) For purposes of determining the amount of any Losses, such amount shall be reduced, without duplication, by (a) the amount of any insurance proceeds (collectively, “Insurance Benefits”) received in cash in respect of the Losses (net of (i) any deductible amounts and (ii) the net present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid resulting from such Losses and all costs and expenses incurred in recovering such proceeds from insurers), and the Indemnified Party agrees to use commercially reasonable efforts to seek such Insurance Benefits to the extent applicable and (b) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto.

(d) In calculating any Loss there shall be deducted any reduction in Taxes payable or any Tax refund actually realized or received by the applicable Indemnified Party as a result of the recognition of such Loss in the tax year of the Loss or the succeeding taxable year, which Tax benefit shall be calculated on a with and without basis (i.e., with and without recognition of such Loss), which Tax benefits shall be reduced to take into account any Tax cost actually incurred by the Indemnified Party as a result of the receipt of indemnity payments hereunder. Any such amounts or benefits received by an Indemnified Party with respect to any Indemnity Claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim.

(e) Except with respect to claims based upon Fraud and except for remedies that cannot be waived as a matter of legal requirements and injunctive and provisional relief, if the Closing occurs, this Section 9 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation or warranty contained herein, or any claim made against the Indemnifying Party that would otherwise be a breach of a representation or warranty of the Company in this Agreement.

(f) No parties to this Agreement shall have any liability to any of the other parties to this Agreement (including under this Section 9) for any Losses that constitute special, exemplary, punitive or consequential damages (including loss of profits or diminution in value), except to the extent such Losses (i) result from an award of damages in a Third Party Claim, (ii) were probable or reasonably foreseeable and are a direct result of the related breach or alleged breach of this Agreement, or (iii) arise out of or are related to a party’s Fraud.

9.6 Tax Treatment of Indemnity Payments. Any payment made pursuant to this Section 9 shall be treated as an adjustment to the Purchase Price for Tax purposes.

10 Miscellaneous.

10.1 Expenses. Each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing the Transaction Agreements and in closing and carrying out the transactions contemplated by this Agreement.

10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither party shall assign its rights or obligations under this Agreement to any other person without the prior written consent of the other party. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder.

10.3 Further Assurances. At any time and from time to time from and after the date hereof, the Company and the Purchaser will, at the request and expense of another party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to the Purchaser of the Company Shares (or, as applicable, the Additional Shares) or for the performance by the Company or the Purchaser of any of their other respective obligations under this Agreement.

10.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (iv) when sent by email (provided that both such party and such party’s “with a copy” recipient are included in such email and provided further that such notice or communication is also sent by overnight courier no later than one (1) Business Day following transmission by email), in each case, at the following addresses, email accounts and facsimile numbers (or to such other address, email account or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Bollinger Motors, Inc.

14925 W 11 Mile Road

Oak Park, MI 48237

Attention: Siva Kumar, CFO and Legal Department

Email: skumar@BollingerMotors.com and legal@bollingermotors.com with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue

Boston, MA 02119

Attention: David W. Kantaros

Email: dkantaros@foley.com

If to the Purchaser, to:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, CA 92821

Attention: Legal Department

Email: david@mullenusa.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention:	Robert Cohen and Richard Bass
Email:	RCohen@mwe.com and RBass@mwe.com

10.5 Entire Agreement. This Agreement, the Disclosure Schedule and the other agreements referred to in this Agreement contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof and thereof.

10.6 Parties in Interest. Except as expressly provided herein (including the last sentence of this Section 10.6), none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

10.7 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by the Purchaser and the Company. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

10.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

10.9 Governing Law; Jurisdiction. The governing law of this Agreement shall be the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof. The Parties agree that all disputes, legal actions, suits, and proceedings arising out of or relating to this Agreement must be brought exclusively in the state courts of Delaware or in the federal courts located in the state of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Notwithstanding the foregoing, a final judgement in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.

10.10 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

10.11 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. Each party has cooperated in the drafting and preparing of this Agreement; therefore, the Agreement should not be construed against any party in any suit, action, or other legal proceeding with respect to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Common Stock Purchase Agreement as of the day and year first above written.

THE COMPANY:

BOLLINGER MOTORS, INC.

By:	/s/ James Taylor
Name:	James Taylor
Title:	Chief Executive Officer

THE PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer

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